AGREEMENT

            This Agreement (the "Agreement") is entered into this 31st day of March 2003 between and among Mark R. Welch ("Welch"), Hicor Corporation (a Delaware corporation, "Hicor") and Nord Pacific Limited (a New Brunswick corporation, "Pacific").

WITNESSETH:

            WHEREAS, as of May 15, 1997, Pacific and Hicor established an unfunded retirement plan and severance arrangement for Welch, which was fully disclosed to the shareholders of Pacific in Proxy Statements dated May 25, 1998, May 14, 1999 and August 7, 2000 in connection with Annual Meetings of Shareholders held on June 25, 1998, July 8, 1999 and September 8, 2000, respectively; and

            WHEREAS, on September  14, 2001, Welch became the President and Chief Executive Officer of Pacific in connection with a change in management of Pacific and its inability to obtain financing for copper projects in Australia because of certain agreements entered into by prior management; and

            WHEREAS, the new Board of Directors (after September 14, 2001) deemed it essential to retain the services of Welch in order to potentially avoid the insolvency of Pacific and, in connection therewith, determined that it was in the best interests of Pacific to amend the prior retirement plan (and Severance Agreement [the "Severance Agreement"]) with Welch in order to retain his services (and properly compensate Welch for past services); and

            WHEREAS, on November 20, 2001, Hicor and Welch entered into a Retirement Benefits Agreement ("RBA") intended to replace the May 15, 1997 retirement plan for Welch which was unconditionally guaranteed by Pacific;

            WHEREAS, Welch and Pacific also entered into a Severance Agreement dated November 20, 2001 intended to replace the severance arrangement described in the aforementioned Proxy Statement dated August 7, 2000;

            WHEREAS, as of April 1, 2003 the net present value of the RBA to Welch is      $ 517,311.40 as determined by an independent accountant in accordance with the provisions of the RBA if Welch were to retire on April 1, 2004 (and Welch is currently eligible to retire); and

            WHEREAS, the liability of Pacific for the RBA represents an unfunded liability of Pacific (and its wholly owned subsidiary Hicor, which on its own behalf is insolvent) and which, if demanded by Welch under the RBA, could force Pacific into bankruptcy proceeding; and

             WHEREAS, Welch is willing to convert this unfunded liability at a discount into equity in Pacific in the form of Common Stock in order to assist Pacific in its efforts to raise financing to become current in its audited financial statements and public filings under the Securities Exchange Act of 1934, as amended, as well as to maintain its interests in its joint venture with PGM Ventures Corporation for development of Pacific's Simberi Island oxide gold project in Papua New Guinea; and

            WHEREAS, the Common Stock of Pacific is currently trading at approximately $.07 per share on the Over-the-Counter "Pink Sheets," which would equal 7,390,163 shares of Pacific Common Stock if the debt were exchanged for equity at current market price for the shares of Common Stock; and

            WHEREAS, Welch is willing to terminate the RBA, subject to the conditions hereinafter set forth, in exchange for 4,000,000 shares of Pacific Common Stock, and the directors of Pacific believe that such an agreement would be in the best interests of Pacific and all of its shareholders, which (irrespective of further discount factors) equates to a share price of $.13 per share of Pacific Common Stock (or a premium of more than 85% above current market);

            NOW THEREFORE, in consideration of the matters hereinafter set forth, Welch, Hicor and Pacific agree as follows:

1.   As of the date of this Agreement, Pacific has caused to be issued 4,000,000 shares of its Common Stock into a trust for the benefit of Welch and his beneficiaries or his designees. In consideration of this issuance, Welch waives any rights against Hicor and Pacific with respect to payments under the RBA, subject to the provisions of Paragraph 2 below. Such shares shall not be registered under the Securities Act of 1933 (the "Act") and may not be sold or transferred unless pursuant to the registration requirements of the Act or an applicable exemption from such registration requirements, and the certificates representing such shares shall bear a customary restrictive legend preventing any such sale or transfer.

2.    The parties acknowledge that the RBA is being challenged in the Second Judicial District Court for the State of New Mexico (CV 2002 09148) in a derivative action filed against Welch and other directors of Pacific (in which Pacific has intervened as the Real Party in Interest). In the event such action results in the nullification of the RBA or the transaction accomplished herein, this Agreement shall be null and void. Provided, however, that in the event of any such nullification, nothing contained in this Agreement shall be deemed to preclude Welch from asserting his rights under the prior retirement arrangement adopted by Pacific as described above to be effective on May 15, 1997. Similarly, nothing contained herein shall be deemed to preclude Welch from asserting his rights under either the Severance Agreement dated November 20, 2001 or the severance arrangement authorized by Pacific on May 15, 1997.

3.    The trust agreement established by Welch with respect to the 4,000,000 shares issued pursuant to this Agreement shall provide that such shares (or proceeds of sale there from) will be distributed in accordance with applicable provisions of the United States Internal Revenue Code. Such shares shall be deemed to be fully paid, non-assessable and expressly issued in recognition of past services of Welch (and the debt of Pacific under the RBA) and may be voted at any meeting of Pacific shareholders and entitled to any dividends, in cash or in stock, as may be declared by Pacific.

4.    Nothing contained in this Agreement shall preclude Welch, in his sole discretion, from taking such action as he may deem necessary to seek protection for Pacific under the bankruptcy laws of the United States or Canada.

IN WITNESS WHEREOF, the parties have executed this Agreement this 31st  day of March, 2003.

Mark R. Welch	Hicor Corporation
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By:

Nord Pacific Limited
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By: